Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Auditor’s Report, dated April 28, 2024, on the consolidated financial statements of Captivision Inc. for the years ended December 31, 2023, and 2022, in the Registration Statement on Form F-1, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern. We also consent to the application of such report to the financial information in the Registration Statement on Form F-1, when such financial information is read in connection with the financial statements referred to in our report.

/s/ CKP, LLP

Los Angeles, California

June 18, 2024